SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.   )

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Nextel Communications, Inc.

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Nextel Communications, Inc. 2001 Edmund Halley Drive, Reston, VA 20191 703-433-4000

April 13, 2001

To our Stockholders:

      On behalf of the board of directors of Nextel Communications, Inc., I cordially invite you to attend our annual meeting of stockholders to be held at The Hyatt Regency Reston, 1800 Presidents Street, Reston, Virginia 20190 on Thursday, May 31, 2001 at 10:00 a.m., local time. A notice of the annual meeting, a proxy statement containing information about the matters to be acted upon at the annual meeting and a proxy card are enclosed.

      We urge you to attend our annual meeting. Your participation in the affairs of Nextel is important. Our annual meeting is an excellent opportunity for our management to discuss our progress with you in person.

      Whether in person or by proxy, it is important that your shares be represented at our annual meeting. To ensure your participation, regardless of whether you plan to attend in person, please complete, sign, date and return the enclosed proxy card promptly or otherwise vote by using the toll-free number or visiting the website listed on the proxy card.

      We look forward to seeing you on May 31st.

Sincerely,

Timothy M. Donahue
President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 31, 2001

      Notice is hereby given that the annual meeting of stockholders of Nextel Communications, Inc. will be held on May 31, 2001 at 10:00 a.m., local time at:

The Hyatt Regency Reston
1800 Presidents Street
Reston, Virginia 20190
703-709-1234

      The purpose of the meeting is to:

(1)	elect two of our directors to hold office for a three-year term ending on the date of our annual meeting of stockholders three years from now or until their respective successors have been duly elected and qualified;

(2)	ratify the appointment of Deloitte & Touche LLP as our independent auditors to audit our consolidated financial statements for fiscal year 2001; and

(3)	transact any other business that may properly come before the annual meeting or any adjournment or postponement of the annual meeting.

      Only stockholders of record at the close of business on April 6, 2001 are entitled to receive notice of and to vote at the annual meeting and any adjournment or postponement of the annual meeting. Please vote before the annual meeting in one of the following ways:

•	use the toll-free number shown on your proxy card;

•	visit the website shown on your proxy card to vote via the Internet; or

•	complete, sign, date and return the enclosed proxy card in the enclosed postage-paid envelope.

      It is important that your shares be represented at the annual meeting. Whether or not you plan to attend the annual meeting, please vote using one of the methods above to ensure that your vote will be counted. Your proxy may be revoked at any time before the vote at the annual meeting by following the procedures outlined in the accompanying proxy statement.

By order of the board of directors,

William E. Conway, Jr.
Chairman of the Board of Directors

Reston, Virginia

April 13, 2001

NEXTEL COMMUNICATIONS, INC.
2001 Edmund Halley Drive
Reston, Virginia 20191
(703) 433-4000

PROXY STATEMENT

Annual Meeting of Stockholders

To be Held May 31, 2001

GENERAL INFORMATION

      This proxy statement is being delivered to stockholders of Nextel Communications, Inc., a Delaware corporation, as of April 6, 2001, in connection with our annual meeting of stockholders and any adjournment or postponement of the annual meeting. The annual meeting will be held at The Hyatt Regency Reston, 1800 Presidents Street, Reston, Virginia 20190, on Thursday, May 31, 2001 at 10:00 a.m., local time.

      At the annual meeting, stockholders will be asked to consider and vote upon the election of two of our directors and to ratify the appointment of Deloitte & Touche LLP as our independent auditors for fiscal year 2001.

Solicitation, Use and Revocation of Proxies

      Our board of directors solicits the accompanying proxy for use at the annual meeting. Giving your proxy means that you authorize us to vote your shares at the annual meeting in the manner you direct. If you sign, date and return the enclosed proxy card but do not specify how to vote, we will vote your shares for the nominees designated below, for approval of Deloitte & Touche as our independent auditors and at the discretion of the persons named as proxies on all other matters that may properly come before the annual meeting. You may revoke your proxy at any time before it is voted at the annual meeting by:

•	voting over the telephone or Internet—your latest dated vote before the annual meeting will be the vote counted;

•	delivering to our Corporate Secretary a signed notice of revocation or a new proxy card with a later date; or

•	voting in person at the annual meeting.

      Your attendance at the annual meeting by itself does not constitute revocation of your proxy. Before the annual meeting, any written notice of revocation should be sent to Nextel Communications, Inc., 2001 Edmund Halley Drive, Reston, Virginia 20191, Attention: Corporate Secretary. Any notice of revocation that is delivered at the annual meeting should be hand delivered to our Corporate Secretary before a vote is taken. You may be asked to present documents for the purpose of establishing your identity as a Nextel stockholder. This proxy statement, the accompanying proxy card and the 2000 Annual Report are being mailed or otherwise distributed to you on or about April 18, 2001.

Record Date, Voting Rights and Outstanding Shares

      Our board of directors has established the close of business on April 6, 2001 as the record date for determining stockholders entitled to receive notice of and to vote on proposals at the annual meeting or any adjournment or postponement of the annual meeting. Only holders of record of our class A common stock and our class A convertible redeemable preferred stock, which we refer to as our class A preferred stock, on the record date are entitled to vote at the annual meeting.

      Holders of the class A common stock on the record date are each entitled to one vote per share on each matter voted upon at the annual meeting, except the election of the director nominated by the holder of the class A preferred stock, who we refer to as the class A preferred director. The holder of the class A preferred stock is entitled to vote its class A preferred stock as a separate class for the election of the class A preferred director, but it is not entitled to vote for the election of any other directors. The holder of the class A preferred stock on the record date is also entitled to one vote per share of class A common stock into which its shares of class A preferred stock are convertible on the record date on all other matters. As of the record date, there were 728,843,745 shares of class A common stock outstanding and 7,702,483 shares of class A preferred stock outstanding, which are convertible into 46,214,898 shares of class A common stock.

Quorum, Voting Requirements and Effect of Abstentions and Non-Votes

      A quorum is necessary for the transaction of business at the annual meeting. A quorum exists when holders of a majority of the total number of outstanding shares of class A common stock that are entitled to vote at the annual meeting are present in person or by proxy. At the annual meeting, inspectors of election will determine the presence of a quorum and tabulate the results of the voting by stockholders. The inspectors will treat valid proxies marked “abstain” or proxies required to be treated as “non-votes” as present for purposes of determining whether there is a quorum at the annual meeting. A “non-vote” occurs when a broker or nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the broker or nominee does not have discretionary voting power and has not received instructions from the beneficial owner of the shares. Abstentions and non-votes will have the same effect as a vote against any proposal.

      The two nominees for director, other than the class A preferred director, who receive a plurality of the votes cast by the holders of the class A common stock, voting as a separate class, and the nominee for class A preferred director who receives a plurality of the votes cast by the holder of the class A preferred stock, voting as a separate class, will be elected. All other matters will require the approval of a majority of the votes cast by the holders of the class A common stock and the class A preferred stock, voting together as a single class.

Internet and Telephone Voting

      Stockholders whose shares are registered in the name of a bank or brokerage firm may be eligible to vote through the Internet or by telephone. The enclosed proxy card provides instructions for eligible stockholders. Stockholders not wishing to vote through the Internet or by telephone or whose proxy card does not mention the Internet or telephone voting information should complete and return the enclosed paper proxy card. Signing and returning the proxy card or submitting the proxy via the Internet or by telephone does not affect your right to revoke your proxy or to vote in person at the annual meeting.

ELECTION OF DIRECTORS

(Proposal No. 1)

      Our board of directors is divided into three classes of directors, with each class having a number of directors as nearly equal as possible and with the terms of each class expiring in a different year. The holder of the class A preferred stock is Digital Radio, L.L.C., an entity controlled by Mr. Craig O. McCaw. Digital Radio is entitled to elect three class A preferred directors or any greater number as is necessary to cause the total number of class A preferred directors to equal 25% of the total number of members of our board of directors. In electing these directors, the class A preferred stock votes separately as a class. The class A preferred directors are to be allocated as equally as possible among our three classes of directors. Presently, there are only two class A preferred directors, including the class A preferred director nominee in the table below. Digital Radio currently is eligible to nominate a third member to our board of directors, but presently has not done so. The holders of the class A common stock are not entitled to vote for the class A preferred directors, and the holder of class A preferred stock is not entitled to vote those shares in the election of members of the board of directors other than the class A preferred directors. Digital Radio has informed us that it intends to vote all of the class A preferred stock to elect the class A preferred director nominee named in the table below.

      Valid proxies received will be voted, unless contrary instructions are given, to elect the other two nominees named in the table below. If any nominee declines or is unable to accept his or her nomination to serve as a director, the persons named in the enclosed proxy reserve the right, in their discretion, to vote for a lesser number of or for substitute nominees designated by our board of directors, to the extent consistent with our certificate of incorporation and our by-laws. As of the date of this proxy statement, the total number of directors, including the class A preferred directors, eligible to serve is nine.

      Each of the nominees for director is currently a member of our board of directors and, if elected, will hold office until the 2004 annual meeting of stockholders and until his or her respective successor is duly elected and qualified. The incumbent directors who are not standing for election at the annual meeting are to serve until the end of their respective terms as specified in the table below and until their respective successors are duly elected and qualified.

		Director
Name	Age	Since	Positions with Nextel	Committees

Nominees to Hold Office Until 2004

Keith J. Bane	61	1995	Director	Interested party
V. Janet Hill	53	1999	Director	Audit
Craig O. McCaw*	51	1995	Director	Operations

Directors Holding Office Until 2003

William E. Conway, Jr.	51	1997	Chairman of the board of directors	Audit, compensation, finance and interested party
Morgan E. O’Brien	56	1987	Vice Chairman of the board of directors	Operations and nominating

Directors Holding Office Until 2002

Daniel F. Akerson	52	1996	Director	Operations and nominating
Timothy M. Donahue	52	1996	Chief Executive Officer, President and Director	Finance
Frank M. Drendel	56	1997	Director	Audit and compensation
Dennis M. Weibling*	49	1995	Director	Audit, compensation, finance, nominating, operations and interested party

  *  Class A preferred director.

      Our board of directors recommends a vote “FOR” incumbent directors Keith J. Bane and V. Janet Hill.

Information Concerning Nominees for Election and Incumbent Directors

     Nominees for election as directors to hold office until the 2004 annual meeting of stockholders

      KEITH J. BANE. Mr. Bane has served as one of our directors since July 1995. Since March 1997, Mr. Bane has been Executive Vice President and President of Motorola, Inc. From August 1994 to March 1997, Mr. Bane served as Executive Vice President and Chief Corporate Staff Officer of Motorola. From 1973 to August 1994, Mr. Bane held various senior management positions with Motorola.

      V.  JANET HILL. Mrs. Hill has served as one of our directors since November 1999. Since 1981, Mrs. Hill has been Vice President of Alexander & Associates, Inc., a corporate consulting firm in Washington, D.C. Mrs. Hill also serves as a director of Wendy’s International, Inc., Progressive Insurance Company, Dean Foods, Inc. and First Union Bank of Virginia, Washington, D.C. and Maryland.

      CRAIG O. MCCAW. Mr. McCaw has served as one of our directors since July 1995. Since 1994, Mr. McCaw has been Chairman of the board of directors and Chief Executive Officer of Eagle River, Inc., a company formed to make strategic investments in telecommunications ventures. Since 1995, Mr. McCaw has been Chairman of the board of directors of Digital Radio, a company formed for the purpose of making equity investments in Nextel. From 1974 to September 1994, Mr. McCaw served as Chairman of the board of directors and Chief Executive Officer of McCaw Cellular Communications, Inc. which was sold to AT&T Corp. in August 1994. Mr. McCaw currently serves as a director of XO Communications, Inc.

     Directors holding office until the 2003 annual meeting of stockholders

      WILLIAM E. CONWAY, JR. Mr. Conway has served as Chairman of our board of directors since February 2001 and as one of our directors since February 1997. Mr. Conway is a founder, and since 1987 has been a Managing Director, of The Carlyle Group, a private merchant bank. From 1984 until 1987, Mr. Conway served as Senior Vice President and Chief Financial Officer of MCI Communications Corporation. Mr. Conway currently serves as a director of United Defense Industries, Inc., Global Crossing Ltd. and Asia Global Crossing Ltd.

      MORGAN E. O’BRIEN. Mr. O’Brien has served as one of our directors since co-founding Nextel in 1987. Since March 1996, Mr. O’Brien has served as Vice Chairman of our board of directors. From 1987 to March 1996, Mr. O’Brien served as Chairman of our board of directors. From 1987 to October 1994, Mr. O’Brien also served as our General Counsel.

     Directors holding office until the 2002 annual meeting of stockholders

      DANIEL F. AKERSON. Mr. Akerson has served as one of our directors since joining us in March 1996 and as Chairman of our board of directors from March 1996 until February 2001. Mr. Akerson served as our Chief Executive Officer from March 1996 until July 1999. In September 1999, Mr. Akerson became Chairman of the board of directors and Chief Executive Officer of XO Communications. From June 1993 until March 1996, Mr. Akerson served as a general partner of Forstmann Little & Co., a private investment firm. While serving as a general partner of Forstmann Little, Mr. Akerson also held the positions of Chairman of the board of directors and Chief Executive Officer of General Instrument Corporation, a technology company acquired by Forstmann Little. From 1983 to 1993, Mr. Akerson held various senior management positions with MCI Communications, including President and Chief Operating Officer. Mr. Akerson currently serves as a director of American Express Company and AOL Time Warner Inc., and as Chairman of the board of directors of Nextel International, Inc.

      TIMOTHY M. DONAHUE. Mr. Donahue has served as our Chief Executive Officer since July 1999. Mr. Donahue has served as our President since joining us in February 1996 and also served as Chief Operating Officer from February 1996 until July 1999. Mr. Donahue has served as one of our directors since June 1996. From 1986 to January 1996, Mr. Donahue held various senior management positions with AT&T Wireless Services, Inc., including Regional President for the Northeast. Mr. Donahue serves as a director of Nextel International, Nextel Partners, Inc. and SpectraSite Holdings, Inc.

      FRANK M. DRENDEL. Mr. Drendel has served as one of our directors since August 1997. Mr. Drendel has served as Chairman and Chief Executive Officer of CommScope, Inc., a manufacturer of coaxial cable and supplier of high-performance electronics cables, since 1976. Mr. Drendel is also a director of Corvis Corporation, C-SPAN and the National Cable Television Association.

      DENNIS M. WEIBLING. Mr. Weibling has served as one of our directors since July 1995. From October 1995 to March 1996, Mr. Weibling served as our acting Chief Executive Officer. Mr. Weibling is President of Eagle River, a position he has held since 1993. Mr. Weibling currently serves as a director of Nextel International, Nextel Partners and XO Communications.

Information Regarding Certain Directorships

      In connection with transactions with Digital Radio and Motorola, we have granted each of them the right to nominate persons for election to our board of directors. Additionally, we have agreed to limit the size of our board of directors to a maximum of sixteen members.

      The directorships of Messrs. McCaw and Weibling, who are the current class A preferred directors, are connected with Digital Radio’s investment in Nextel. Digital Radio, as the sole holder of the class A preferred stock, is entitled to elect three directors or such greater number as is necessary to cause the total number of directors elected by the holder of the class A preferred stock to equal 25% of the total number of members of our board of directors. Digital Radio has elected currently to exercise this right only with respect to two nominees.

      Digital Radio would no longer be entitled to elect the class A preferred directors if, as a result of a sale, transfer or other disposition, it were to hold Nextel equity securities having less than 5% of the aggregate voting power required to elect our board of directors. Digital Radio has also agreed not to vote its shares of class A common stock for the election of any nominees for director other than those endorsed by at least 80% of the members of our then current board of directors, excluding any of those members who are representatives of Digital Radio. Digital Radio has agreed to cast its votes for nominees under these circumstances in the same proportions as the votes cast by our other stockholders.

      Mr. Bane’s directorship is connected with Motorola’s investment in Nextel. Subject to specified conditions, as long as Motorola owns 5% or more of our outstanding shares of class A common stock and class B non-voting common stock, Motorola is entitled to nominate two persons for election as members of our board of directors. Motorola has elected currently to exercise this right only with respect to one nominee.

Compensation of Directors

      All directors are reimbursed for direct expenses relating to their activities as members of our board of directors. In addition, our incentive equity plan permits grants and awards to “non-affiliate directors,” as defined in that plan. Currently, the non-affiliate directors are Messrs. Akerson, Conway and Drendel and Mrs. Hill. Upon beginning each of their respective terms, each of the non-affiliate directors was granted options to acquire 10,000 shares of our class A common stock. In the case of Messrs. Conway and Drendel these options are fully vested. In the case of Mr. Akerson and Mrs. Hill, who received their initial grants as non-affiliate directors in 1999, these options vest in three equal installments on each of the first three anniversaries of the date of grant. In February 2000, at the time of our annual employee grant, we provided a stock option grant covering 20,000 shares of our class A common stock to each non-affiliate director. This grant was on terms identical to those grants made to our employees, except that the non-affiliate directors received grants with a three year vesting schedule, instead of a four year vesting schedule. Additionally, each non-affiliate director who was a chairperson of a committee of our board of directors at that time received a stock option grant covering 10,000 shares of our class A common stock for each committee chair held.

      In order to attract and retain the most qualified candidates, and to align the interests of these candidates most closely with those of our stockholders, as of February 2001, we changed our policy regarding compensation of non-affiliate directors. In February 2001, our non-affiliate directors each were granted stock options covering 25,000 shares of class A common stock. Each non-affiliate director who was a chairperson of a committee of our board of directors at that time also was granted stock options covering 5,000 shares of class A common stock for each committee chair held. We expect to award comparable grants annually to our non-affiliate directors. Finally, in connection with his assumption of the position of Chairman of our board of directors, Mr. Conway was awarded stock options covering 125,000 shares of our class A common stock. All of these grants were on terms identical to those grants made to our employees at that time, except that the non-affiliate directors received grants with a three year vesting schedule, instead of a four year vesting schedule, and these grants vest ratably and annually instead of partially on grant and then in monthly installments over the four year term.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the Securities and Exchange Commission initial reports of beneficial ownership and reports of changes in beneficial ownership of our equity securities. Reports received by us indicate that Messrs. O’Brien and Shindler each failed to file on a timely basis with respect to one transaction, and Mrs. Hill and Mr. O’Brien failed to file with respect to the ownership of certain shares on each of their original Forms 3.

      Based solely upon a review of Forms 3, Forms 4 and Forms 5 and amendments to those forms furnished to us under Rule 16a-3(e) during the fiscal year ended December 31, 2000, and written representations of our directors and executive officers that no Forms 5 were required to be filed, we believe that, except as specified in the preceding paragraph, all directors, executive officers and beneficial owners of more than 10% of our class A common stock have filed with the Securities and Exchange Commission on a timely basis all reports required to be filed under Section 16(a) of the Securities Exchange Act.

BOARD OF DIRECTORS AND BOARD COMMITTEES

      During 2000, our board of directors held 11 regularly scheduled and special meetings. During 2000, all current directors attended at least 75% of those meetings and the committees of which the directors were members, with the exception of Mr. McCaw, who attended 55% of the meetings held by our board of directors. In addition to attending meetings, directors also discharge their responsibilities by attending, in person or telephonically, sessions at which they are briefed about the status of particular matters, by review of our reports to directors, by visits to our facilities, and by correspondence and telephone conferences with our executive officers and others regarding matters of interest and concern to us.

      Our board of directors has standing audit, compensation, finance, nominating, operations and interested party committees. Pursuant to the terms of the securities purchase agreement entered into with Digital Radio in April 1995, each committee of our board of directors includes at least one class A preferred director as a member. All committees report their activities, actions and recommendations to our board of directors as appropriate.

Audit Committee

      Mr. Conway is the Chairman of the audit committee, and Messrs. Drendel and Weibling and Mrs. Hill are also members. The audit committee’s primary responsibilities are described in the audit committee charter that was approved by the audit committee of our board of directors and is attached as Annex A to this proxy statement. In summary, the audit committee:

•	reviews with our management significant accounting matters;

•	reviews the nature of all services performed by our external auditors, their audit examination and the basis for their compensation;

•	approves the audited financial statements; and

•	recommends to our board of directors the firm of independent auditors selected to audit our consolidated financial statements.

      The audit committee held six meetings during 2000.

Compensation Committee

      Mr. Drendel is the Chairman of the compensation committee, and Messrs. Conway and Weibling are also members. The compensation committee is, and is expected to remain, composed entirely of directors who are not our employees or employees of our subsidiaries. The compensation committee:

•	recommends to our board of directors the compensation and cash bonus opportunities based on the achievement of objectives set by the compensation committee with respect to our President and Chief Executive Officer and the Vice Chairman of our board of directors;

•	administers our compensation plans for the same executives;

•	determines equity compensation for all employees;

•	reviews and approves the cash compensation and bonus objectives recommended by our President and Chief Executive Officer for our other executive officers; and

•	reviews various matters relating to employee compensation and benefits.

      The compensation committee administers and makes all ongoing determinations concerning matters relevant to our incentive equity plan, our employee stock purchase plan and our cash compensation deferral plan. The compensation committee held four meetings during 2000 and took actions by written consent on four occasions.

Finance Committee

      Mr. Conway is the Chairman of the finance committee, and Messrs. Donahue and Weibling are also members. The finance committee was formed to review and, if appropriate, authorize us to pursue potential opportunities to raise funding through the incurrence of indebtedness, the issuance of equity securities and other similar matters. The finance committee is authorized to engage or consult from time to time, as appropriate, at our expense, investment banking firms or other professional financial advisors to advise and assist the committee, independent legal counsel for the committee and other experts and advisors it considers necessary, appropriate or advisable in the discharge of its responsibilities. The finance committee held one meeting during 2000.

Nominating Committee

      The nominating committee was formed to recommend new members for nomination to our board of directors. Mr. O’Brien is the Chairman of the nominating committee, and Messrs. Akerson and Weibling are also members. Our by-laws provide that as long as there is an operations committee, there shall be a nominating committee composed of at least three members. All nominees proposed by the nominating committee to serve on the committees of our board of directors or to stand for election to our board of directors, other than nominees of Digital Radio, will be presented by the nominating committee to the operations committee for its endorsement before the submission of the nominations to our board of directors. However, any nomination or appointment made to meet or satisfy our contractual obligations that were in existence on April 4, 1995 need not be presented to the operations committee and need only be approved by a vote of a majority of a quorum of our board of directors. Nominees who receive the endorsement of the operations committee will be appointed to the designated committee or stand for election if approved by a quorum of our board of directors. Nominees who do not receive the endorsement of the operations committee will be appointed to the designated committee or stand for election only if approved by the lesser of a defined required vote or a majority of all of the members of our board of directors.

      The nominating committee did not meet in 2000 as the operations committee proposed nominees for election to our board of directors during 2000 that were elected by action of our full board of directors. The nominating committee has not yet adopted a policy with respect to the consideration of, nor has it instituted a formal procedure for considering, director candidates recommended by stockholders for election to our board of directors.

Operations Committee

      The operations committee was formed on July 31, 1995 in connection with Digital Radio’s investment in Nextel. Mr. McCaw is the Chairman of the operations committee, and Messrs. Akerson, O’Brien and Weibling are also members. Our by-laws provide that the operations committee is to be comprised of five members, three of whom will be class A preferred directors. Digital Radio currently is eligible to nominate another class A preferred director to serve on our board of directors, who in turn would be eligible to be appointed as a member to the operations committee, but presently has not done so. The operations committee has the authority to formulate key aspects of our business strategy, including decisions relating to the technology we use to provide wireless communications services, subject to existing equipment purchase agreements; actions with respect to acquisitions relating to wireless communications services; creation and approval of operating and capital expenditure budgets and of marketing, strategic and financing plans; nomination, supervision and oversight of some of our executive officers; and endorsement of nominees proposed by the nominating committee to serve on our board of directors and its committees. The operations committee met one time during 2000.

      Our board of directors retains the power and authority to override actions taken or proposed by the operations committee, and in some circumstances, to terminate the operations committee. Our board of directors may override actions taken or proposed to be taken by the operations committee by majority vote, which would give rise to a $25 million liquidated damages payment to Digital Radio and the start of the accrual of a 12% dividend payable on all outstanding shares of class A preferred stock. See “Certain Relationships and Related Transactions.” Our board of directors, by a defined super-majority vote, may override actions taken or proposed by the operations committee, and in some circumstances, terminate the operations committee without triggering the obligations described above.

Interested Party Committee

      Mr. Bane is the Chairman of the interested party committee, and Messrs. Conway and Weibling are also members. Pursuant to our agreements with Motorola, as long as Motorola has the right to nominate at least one person for election to our board of directors, Motorola’s nominees will serve as members of the interested party committee. The interested party committee has the authority to review some significant proposed transactions between us and affiliated persons or entities, other than subsidiaries or other affiliated entities controlled by us. The members of the interested party committee determined to permit certain transactions in 2000 among us or Nextel International, and Motorola and certain controlled affiliates of Mr. McCaw to be presented to, and acted upon by, our full board of directors, with appropriate abstentions in each case. Accordingly, the interested party committee did not meet during 2000.

Compensation Committee Interlocks and Insider Participation

      Messrs. Weibling, Conway and Drendel are members of the compensation committee. Mr. Weibling also serves as an officer of Eagle River, which holds an option to acquire 2,000,000 shares of our class A common stock. We incurred costs of $200,000 plus $107,000 of expenses in 2000 under our management support agreement with Eagle River. Mr. Weibling is also an officer of Digital Radio and served as our acting Chief Executive Officer from October 1995 until March 1996. Mr. Weibling is a director of XO Communications. During 2000, we paid $4.5 million to XO Communications for telecommunications services. See “Certain Relationships and Related Transactions.”

      Mr. Drendel, who currently serves as Chairman of the compensation committee, also serves as an officer of CommScope. In 2000, we paid $13.6 million to CommScope for coaxial cable and related equipment for our antenna sites and had $1.1 million of amounts payable by us to CommScope outstanding at year-end. See “Certain Relationships and Related Transactions.”

AUDIT COMMITTEE REPORT

      The audit committee of our board of directors adopted a written audit committee charter, a copy of which is included as Annex A to this proxy statement. All members of our audit committee are independent, as defined in Rule 4200 of the Nasdaq Stock Market’s listing standards, with the possible exception of Mr. Weibling. Mr. Weibling may not be considered independent since he serves as President of Eagle River and Digital Radio, both of which may be considered our affiliates. However, in accordance with Rule 4350(d)(2)(B) of the Nasdaq Stock Market’s listing standards, our board of directors has determined that membership on the audit committee by Mr. Weibling is required by the best interests of Nextel and its stockholders for the following reasons:

1. his unique experience in the telecommunications industry;

2. his regular interaction and familiarity with senior management;

3.	his past experience with Nextel as our Chief Executive Officer from October 1995 to March 1996;

4. his directorships with Nextel International and Nextel Partners;

5. his extensive past employment experience in accounting and finance; and

6.	committee representation entitlements contained in contractual provisions relating to Mr. McCaw’s and his affiliates’ investment in Nextel in 1995.

      The audit committee has reviewed and discussed with our management and Deloitte & Touche, our independent auditors, our audited financial statements contained in our annual report on Form 10-K for the year ended December 31, 2000. The audit committee has also discussed with our independent auditors the matters required to be discussed pursuant to Statement on Auditing Standards No. 61, “Communication with Audit Committees.”

      The audit committee has received and reviewed the written disclosures and the letter from Deloitte & Touche required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and has discussed with Deloitte & Touche their independence.

      Based on the review and discussions referred to above, the audit committee recommended to our board of directors that the audited financial statements be included in our annual report on Form 10-K for the fiscal year ended December 31, 2000, filed with the U.S. Securities and Exchange Commission.

The Audit Committee

William E. Conway, Jr., Chairman
Frank M. Drendel
V. Janet Hill
Dennis M. Weibling

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

      The compensation committee believes that the compensation levels of our executive officers, who provide leadership and strategic direction for us, should consist of (1) base salaries that are commensurate with executives of other comparable telecommunications companies and (2) cash bonus opportunities based on achievement of objectives set by the compensation committee with respect to our Vice Chairman and our President and Chief Executive Officer, and by our President and Chief Executive Officer in consultation with the compensation committee with respect to our other executive officers. The compensation committee also believes that it is important to provide our executive officers with significant stock-based incentive compensation, which increases in value in direct correlation with improvement in the performance of our class A common stock, thereby aligning management’s interests with those of our stockholders.

      The compensation committee considers the following factors, ranked in order of importance, when determining compensation of our executive officers:

(1)	our performance measured by attainment of specific strategic objectives and operating results;

(2)	the individual performance of each executive officer including the achievement of identified goals by the executive or his or her functional group; and

           (3)  historical cash and equity compensation levels.

      Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to a publicly-held company for compensation in excess of $1.0 million paid to its chief executive officer and its four other most highly compensated executive officers, unless the plan and awards under which any portion of the compensation is paid meet specified requirements. Our incentive equity plan does not meet those requirements, and the compensation committee has determined that meeting these requirements may not necessarily be in our best interest. Accordingly, the compensation committee has decided not to recommend any amendment to our incentive equity plan to satisfy those requirements at this time. In any event, we do not anticipate having taxable income against which a deduction could be taken in the near future.

Cash Compensation

      The salaries of some of our executive officers were initially set by their respective employment agreements, which provide that we may increase their base salary throughout the term or any renewal term of their employment agreement. Each of these agreements is consistent with our compensation policy as described in this proxy statement.

      As stated above, the compensation of executive officers is also based in part upon individual performance and comparative industry compensation levels. Early in each year, a performance plan is established. Each annual performance plan establishes overall goals we wish to achieve, as well as specific performance goals to be achieved by each of our executive officers according to his or her duties and responsibilities, for the relevant year. For 2000, the overall goals were to:

(1)	expand and improve our digital mobile network;

           (2)  meet cash flow, expense, and other budgetary targets;

(3)	continue, together with Motorola, our equipment developer and supplier, to optimize the technology we use with respect to our digital mobile network;

(4)	make available to our subscribers new data services to more fully address their mobile communications needs;

(5)	improve subscriber satisfaction by providing more rapid and consistent customer service;

(6)	meet targets relating to the addition and retention of subscribers on the digital mobile network and relating to average subscriber revenues;

(7)	build new, and enhance our existing, strategic relationships; and

           (8)  achieve appreciation in our stock price.

      The base salaries of each of our executive officers identified below were either set by, or determined by reference to, their employment agreements (see “Executive Compensation — Employment Agreements”) or, if they did not have an employment agreement, were determined by reference to officers’ salaries at similarly situated companies as established by a report prepared by an independent third party compensation consultant. Bonus compensation for these executive officers was determined based on a formula that ties 75% of the target bonus objective (which in most instances is established as a percentage of base salary) to the achievement of our overall corporate goals (most of which were met or exceeded in 2000) and 25% of the target bonus objective to the achievement of specified individual or functional area goals. Under this formula, our executive officers’ bonus amounts could be greater or less than the target bonus objective based on our and the executives’ performance against those goals. On average, the compensation committee believes the cash compensation for our executive officers is comparable to industry salary and bonus levels

Equity Compensation

      The compensation committee administers and authorizes all grants and awards made under our incentive equity plan. Periodically, the compensation committee authorizes grants of options to purchase class A common stock under our incentive equity plan to all employees who have been with us during the preceding year. The compensation committee also authorizes awards for new employees as incentives to join us. In determining whether and in what amount to grant stock options or other equity compensation to our executive officers in 2000, the compensation committee considered the amount and date of vesting of currently outstanding incentive equity compensation granted previously to each of our executive officers. The compensation committee believes that continued grants of equity compensation to key executives is an important tool to retain and motivate exceptionally talented executives who are necessary to achieve our long-term goals, especially at a time of significant growth and competition in the wireless communications industry.

      During 2000, the compensation committee granted equity compensation to all our executive officers named in the Summary Compensation Table below and approved grants of equity compensation to other of our executive officers, consistent with the compensation committee’s overall policy of granting equity compensation to key executives and to our employees in general.

The Compensation Committee

Frank M. Drendel, Chairman
William E. Conway, Jr.
Dennis M. Weibling

EXECUTIVE COMPENSATION

      The table below summarizes the compensation of our Chief Executive Officer during 2000, each of our four other most highly compensated executive officers during 2000 and one individual, Mr. Shindler, who would have been one of our four most highly compensated executive officers but for the fact that he was not serving as an executive officer of Nextel at December 31, 2000, who are collectively referred to as the “named executive officers.”

Summary Compensation Table

					Long-Term Compensation
		Annual Compensation			Awards

				Other	Restricted		Securities
				Annual	Stock		Underlying	All Other
Name and		Salary	Bonus	Compensation	Awards		Options	Compensation
Principal Position	Year	($)	($)	($)	($)(2)		(#)	($)(8)

Timothy M. Donahue	2000	465,174	470,250	—	—		500,000	11,916	(9)
President and Chief	1999	406,456	607,500	—	17,598,760	(3)	350,000	5,748
Executive Officer	1998	349,380	250,000	—	—		400,000	4,000
Morgan E. O’Brien	2000	410,496	310,500	—	5,350,000	(4)	200,000	5,250
Vice Chairman of the Board	1999	377,212	405,000	—	2,831,250	(4)	100,000	5,000
	1998	357,216	131,098	—	—		100,000	5,000
Steven P. Dussek	2000	354,992	218,995	1,280 (1)	—		100,000	—
Executive Vice President and	1999	304,780	263,250	199,841 (1)	458,445	(5)	220,000	—
Former Chief Operating	1998	254,028	140,000	—	—		350,000	—
Officer
Robert S. Foosaner	2000	376,278	190,188	—	—		120,000	4,240
Senior Vice President and	1999	360,492	249,329	—	—		50,000	4,032
Chief Regulatory Counsel	1998	350,016	128,456	—	—		50,000	4,052
Thomas N. Kelly, Jr.	2000	324,450	226,044	—	499,750	(6)	170,000	5,924	(10)
Executive Vice President of	1999	275,958	251,370	—	305,630	(6)	180,000	19,014
Marketing and Strategic	1998	243,774	90,661	—	—		90,000	4,038
Planning
Steven M. Shindler	2000	325,620	227,120	—	499,750	(7)	170,000	5,250
Chief Executive Officer,	1999	298,164	255,150	—	305,630	(7)	170,000	5,000
Nextel International	1998	276,390	140,000	—	—		150,000	5,000

(1)	Represents Mr. Dussek’s allowance for relocation expenses.

(2)	Values of the deferred stock awards are determined by multiplying the number of shares granted times the closing price of our class A common stock on the date of the award.

(3)	Mr. Donahue was granted two deferred stock awards during 1999. On February 18, 1999, Mr. Donahue received 40,000 deferred shares which vest ratably on each of the first three annual anniversaries of the grant date. On September 1, 1999, Mr. Donahue received 600,000 deferred shares which fully vest on September 1, 2003. The value of the shares covered by Mr. Donahue’s deferred stock awards as of December 31, 2000 was $15,509,934 (626,664 shares times $24.75, the closing price of a share of our class A common stock on that date).

(4)	On each of September 1, 1999 and September 1, 2000, Mr. O’Brien was granted 100,000 deferred shares which fully vest on September 1, 2001 and 2002, respectively. The value of the shares covered by Mr. O’Brien’s deferred stock awards as of December 31, 2000 was $4,950,000 (200,000 shares times $24.75).

(5)	On February 18, 1999, Mr. Dussek was granted 30,000 deferred shares, which vest ratably on each of the first three annual anniversaries of the grant date. The value of the shares covered by Mr. Dussek’s deferred stock award as of December 31, 2000 was $495,000 (20,000 shares times $24.75).

(6)	On February 18, 1999, Mr. Kelly was granted 20,000 deferred shares which vest ratably on each of the first three annual anniversaries of the grant date. On February 17, 2000, Mr. Kelly received 8,000 deferred shares which fully vest on February 17, 2004. The value of the shares covered by Mr. Kelly’s deferred stock awards as of December 31, 2000 was $527,967 (21,332 shares times $24.75).

(7)	On February 18, 1999, Mr. Shindler was granted 20,000 deferred shares which vest ratably on each of the first three annual anniversaries of the grant date. On February 17, 2000, Mr. Shindler received 8,000 deferred shares which fully vest on February 17, 2004. The value of the shares covered by Mr. Shindler’s deferred stock awards as of December 31, 2000 was $527,967 (21,332 shares times $24.75).

(8)	“All Other Compensation” is comprised of our contributions to our 401(k) plan on behalf of the named executive officers, except as otherwise indicated.

(9)	Mr. Donahue’s other compensation for 2000 includes $7,716 representing the value of his use of our corporate plane.

(10)	Mr. Kelly’s other compensation for 2000 includes $1,682 representing the value of his use of our corporate plane.

Option Grants in 2000

      The table below sets forth certain information concerning options to purchase our class A common stock that were granted in 2000 to the named executive officers.

Option Grants in Last Fiscal Year

		Percent of
		Total
	Number of	Options
	Securities	Granted	Exercise		Grant Date
	Underlying	to	or Base		Present
	Options	Employees	Price	Expiration	Value
Name	Granted(#)(1)	in 2000	($/Share)	Date	($)(2)

Timothy M. Donahue	500,000	2.08%	61.938	02/17/10	16,351,701

Morgan E. O’Brien	200,000	0.83%	61.938	02/17/10	6,540,680

Steven P. Dussek	100,000	0.42%	61.938	02/17/10	3,270,340

Robert S. Foosaner	120,000	0.50%	61.938	02/17/10	3,924,408

Thomas N. Kelly, Jr.	170,000	0.71%	61.938	02/17/10	5,559,578

Steven M. Shindler	170,000	0.71%	61.938	02/17/10	5,559,578

(1)	These options were granted on February 17, 2000 and vest over a four-year period at a rate of 25% per year from the date of grant.

(2)	The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions:

Expected stock price volatility	51.20%

Risk-free interest rate	6.84%

Expected life in years	5

Expected dividend yield	0.00%

      Our stock options are nontransferable, except to family members or by will, or as otherwise provided in our incentive equity plan. The actual value of the stock options that an employee may realize, if any, will depend on the excess of the market price on the date of exercise over the exercise price. No discount was applied to the value of the grants for restrictions on transferability or risk of forfeiture.

Option Exercises in 2000 and Year-End Values

      The table below lists information concerning the exercise by the named executive officers of options to purchase our class A common stock during 2000 and unexercised options to purchase our class A common stock held by the named executive officers as of December 31, 2000.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the-Money Options
			Options		at Fiscal
		Value	at Fiscal Year-End (#)		Year-End ($)(2)
	Shares Acquired	Realized
Name	on Exercise(#)	($)(1)	Exercisable	Unexercisable	Exercisable	Unexercisable

Timothy M. Donahue	500,000	30,841,330	450,000	1,050,000	5,915,234	6,283,203

Morgan E. O’Brien	200,000	12,006,625	450,000	350,000	3,486,719	1,713,281

Steven P. Dussek	120,000	6,654,548	87,500	480,000	1,153,906	4,265,859

Robert S. Foosaner	40,000	2,491,250	75,000	195,000	1,049,609	856,641

Thomas N. Kelly, Jr.	80,000	4,433,906	40,500	375,000	436,813	1,868,984

Steven M. Shindler	270,000	16,103,750	251,501	412,499	3,317,369	2,612,881

(1)	The value realized is the difference between the market price of our class A common stock underlying the options at the time of exercise, and the relevant exercise price of the options, multiplied by the number of shares acquired upon exercise.

(2)	The value of the in-the-money options is based on the closing price of our class A common stock as reported by the Nasdaq Stock Market on December 31, 2000 ($24.75), less the total exercise price, multiplied by the total number of shares underlying the options.

Employment Agreements

      A.  Mr. Donahue. In 1996, we entered into an employment agreement with Mr. Donahue that provides for his employment through February 1, 1999, and continues after that date unless terminated upon twelve months notice, for an annual base salary of $275,000, which we may increase annually, and for an annual bonus payable as determined by our board of directors at their discretion. The agreement also provides that Mr. Donahue be:

•	awarded an employment commencement bonus in the amount of $300,000, which was paid in 1996;

•	granted options to purchase 600,000 shares of class A common stock that vest 25% per year beginning February 1997; and

•	granted options to purchase 200,000 shares of class A common stock that vested upon the election by Mr. Donahue to waive a long-term performance bonus in the amount of $1,600,000, which was to be paid at Mr. Donahue’s election but not earlier than January 31, 1999 or later than January 3, 2000. Mr. Donahue waived the long-term performance bonus, and the related 200,000 share option grant vested, in 1999.

      The employment agreement with Mr. Donahue further provides:

•	that in the event of permanent disability during the employment term, we will pay Mr. Donahue’s existing base salary for a period of twelve months and will make all benefit payments on his behalf for a period of twelve months; and

•	Mr. Donahue will be subject to specific confidentiality and non-competition restrictions during his employment term and for a period of two years after the termination of his employment term.

      B.  Mr. Foosaner. We entered into an employment agreement with Mr. Foosaner in March 1992, which provided for his employment for an initial term until March 1995 with automatic extensions for successive one year terms unless, two years before the expiration of the then-current term, we or Mr. Foosaner elected not to have the term extended. On March 6, 1999, we provided to Mr. Foosaner notice that this employment agreement would expire on March 26, 2001. The employment agreement with Mr. Foosaner provided for an annual salary of $250,000, which could be increased by our board of directors.

      C.  Other Named Executive Officers. The employment of the other named executive officers is not subject to any written agreement.

      D.  Severance Benefits. Each of our named executive officers participates in our severance benefits plan. Under this plan, in the event of a specified involuntary separation of employment that is intended to be permanent, as defined in the plan, each executive officer will receive severance pay equal to nine months annual earnings, as defined in the plan, plus one month of annual earnings for each full or partial year of service to us, up to a maximum of 12 months annual earnings. In addition, these executives would receive a payment equal to any annual bonus payment that is unpaid for the previous fiscal year and an additional payment equal to the prorated portion of the annual bonus payment for the period ending on that executive’s termination.

      E.  Change of Control Retention Bonus and Severance Pay Plan. Each of our named executive officers participates in our change of control retention bonus and severance pay plan. Under this plan, in the event of a change of control of Nextel, as defined in the plan, each executive officer will receive a retention bonus if he continues his employment with us through the closing of the change of control transaction and the one year period after the closing, or if we terminate his employment without cause, as defined in the plan, before the closing or before the end of this one year period. The amount of the retention bonus for the named executive officers is 150% of the base salary and target bonus for the year in which the transaction occurs. In addition, if we terminate an executive officer’s employment with us without cause, as defined in the plan, within one year after a change in control of Nextel, or the executive officer terminates his employment during this period for good reason, as defined in the plan, then that executive officer will receive an amount equal to 200% of that individual’s base salary and 200% of that individual’s target bonus for the year, and the individual’s insurance and medical benefits will be continued for two years from termination.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The table below lists, as of March 16, 2001, the amount and percentage of shares of each class of our capital stock that are deemed under the rules of the Securities and Exchange Commission to be “beneficially owned” by (1) each of our directors, (2) each of the named executive officers, (3) all of our directors and executive officers as a group and (4) each person or group known by us to be the beneficial owner of more than 5% of the outstanding shares of each class of our capital stock. Under the rules of the Securities and Exchange Commission, a person is deemed to be the beneficial owner of a security if that person, directly or indirectly, has or shares the power to vote or direct the voting of that security or the power to dispose or direct the disposition of that security. A person is also deemed to be a beneficial owner of any securities if that person has the right to acquire beneficial ownership of those securities within 60 days of March 16, 2001. Accordingly, more than one person may be deemed to be a beneficial owner of the same securities. Unless otherwise indicated by footnote, the named individuals have sole voting and investment power with respect to the shares of our capital stock beneficially owned. You may review Nextel International’s 2000 annual report on Form 10-K for information regarding beneficial ownership of its equity securities.

		Amount and Nature
	Title of Class of	of Beneficial		Approximate %
Name of Beneficial Owner	Nextel Capital Stock	Ownership		of Class

Daniel F. Akerson	Class A common stock	4,810,001	(1)	*

Morgan E. O’Brien	Class A common stock	1,095,933	(2)	*

Keith J. Bane	Class A common stock	—	(3)	*

Frank M. Drendel	Class A common stock	40,334	(4)	*

Timothy M. Donahue	Class A common stock	1,019,293	(5)	*

William E. Conway, Jr.	Class A common stock	222,398	(6)	*

Craig O. McCaw	Class A common stock	99,662,426	(7)	12.7%

V. Janet Hill	Class A common stock	13,501	(8)	*

Dennis M. Weibling	Class A common stock	99,567,040	(9)	12.7%

Robert S. Foosaner	Class A common stock	167,593	(10)	*

Steven P. Dussek	Class A common stock	232,500	(11)	*

Steven M. Shindler	Class A common stock	417,666	(12)	*

Thomas N. Kelly, Jr.	Class A common stock	198,156	(13)	*

All directors and executive officers as a group (17 persons)	Class A common stock	108,209,302	(14)	13.7%

5% Stockholders (not listed above):

Motorola, Inc.	Class A common stock	108,190,768	(15)	14.2%	(16)

1303 East Algonquin Road	Class B common stock	35,660,000		100.0%
Schaumburg, Illinois 60196

Digital Radio, L.L.C.	Class A common stock	80,142,088	(17)	10.3%	(18)

2300 Carillon Point	Class A preferred stock	7,702,483		100.0%

Kirkland, Washington 98033	Class B preferred stock	82		100.0%

*	Less than one percent (1%).

(1)	Comprised of (a) 4,610,001 shares of class A common stock obtainable by Mr. Akerson upon the exercise of non-qualified stock options and (b) 200,000 shares of class A common stock obtainable upon exercise of options held through a limited liability company wholly owned by Mr. Akerson and members of his immediate family. Mr. Akerson disclaims beneficial ownership of all securities held by this limited liability company, except to the extent of his pecuniary interest in the limited liability company.

(2)	Includes 603,125 shares of class A common stock obtainable upon exercise of options.

(3)	Mr. Bane, who is an Executive Vice President and President of Motorola, disclaims beneficial ownership of all our securities held by Motorola. See note 15.

(4)	Includes 23,334 shares of class A common stock obtainable upon exercise of options.

(5)	Includes 990,625 shares of class A common stock obtainable upon exercise of options.

(6)	Includes 28,668 shares of class A common stock obtainable upon exercise of options, and 79,832 shares of class A common stock held through various entities with respect to which Mr. Conway disclaims beneficial ownership, except to the extent of his pecuniary interest in those entities.

(7)	Comprised of (a) 100,000 shares of class A common stock beneficially owned by Mr. McCaw; (b) 73,193,538 shares of class A common stock beneficially owned by Digital Radio, (c) 6,948,550 shares of class A common stock obtainable upon exercise of options granted to Digital Radio, (d) 2,000,000 shares of class A common stock obtainable upon exercise of options held by Eagle River, Inc., (e) 5,017,124 shares of class A common stock beneficially owned by Option Acquisition, L.L.C., (f) 6,471,796 shares of class A common stock beneficially owned by Eagle River Investments, L.L.C. and (g) 5,931,418 shares of class A common stock held by another affiliate of Mr. McCaw. Mr. McCaw, who is an equity owner and controlling person of each of these affiliates, disclaims beneficial ownership of all our securities held by these affiliates, except to the extent of his pecuniary interest in those entities. See note 17.

(8)	Includes 10,001 shares of class A common stock obtainable upon exercise of options.

(9)	Mr. Weibling, who is an officer of each of the entities listed in footnote 7, disclaims beneficial ownership of all our securities held by these entities, except to the extent of his pecuniary interest in these entities. See notes 7 and 17.

(10)	Includes 163,593 shares of class A common stock obtainable upon exercise of options.

(11)	Consists of 232,500 shares of class A common stock obtainable upon exercise of options.

(12)	Includes 409,000 shares of class A common stock obtainable upon exercise of options.

(13)	Consists of 198,156 shares of class A common stock obtainable upon exercise of options.

(14)	Includes 7,793,890 shares of class A common stock obtainable upon exercise of options. See also notes 7, 17 and 18.

(15)	Comprised of (a) 72,530,768 shares of class A common stock beneficially owned by Motorola and (b) 35,660,000 shares of class B non-voting common stock beneficially owned by Motorola.

(16)	Assuming conversion of the class B non-voting common stock held by Motorola into class A common stock.

(17)	Comprised of (a) 26,978,558 shares of class A common stock beneficially owned by Digital Radio, (b) 6,948,550 shares of class A common stock obtainable upon exercise of options and (c) 46,214,980 shares of class A common stock, which represents the conversion of the 7,702,483 shares of class A preferred stock and the 82 shares of class B preferred stock held by Digital Radio. Eagle River Investments, the manager of Digital Radio, also reports beneficial ownership of the shares beneficially owned by Digital Radio. Excludes options for 3,051,450 shares of class A common stock currently held by Wendy P. McCaw that Digital Radio has the right to exercise if Wendy P. McCaw does not elect to exercise these options.

(18)	Assuming conversion of class A preferred stock and class B preferred stock into class A common stock and the exercise of options held by Digital Radio.

COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN

AMONG NEXTEL COMMUNICATIONS,
THE STANDARD & POOR’S 500 STOCK INDEX
AND THE NASDAQ TELECOMMUNICATIONS INDEX

      The following graph compares the cumulative total stockholder return on our class A common stock beginning December 31, 1995, and through the years ended December 31, 1996, 1997, 1998, 1999 and 2000 with the cumulative total stockholder return of companies comprising the Standard & Poor’s 500 Stock Index and the total stockholder return of a peer group of companies comprising the Nasdaq Telecommunications Index, which includes wireless telecommunications companies of comparable market capitalization traded on the Nasdaq Stock Market. This graph includes the Standard & Poor’s 500 Stock Index as a result of our inclusion in this index in April 1998. We will provide stockholders a list of the companies included in the Nasdaq Telecommunications Index upon request. The graph was prepared by us with data provided by Research Data Group. The graph assumes an initial investment of $100 in our class A common stock on December 31, 1995 and reinvestment of all dividends.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      A.  Nextel, Digital Radio, Eagle River and Mr. McCaw. On April 4, 1995, we, Digital Radio and Mr. McCaw entered into a securities purchase agreement and other related agreements by which Digital Radio made a significant equity investment in us. Concurrently with the execution of these agreements, we entered into a management support agreement with Eagle River, an affiliate of Digital Radio that is also controlled by Mr. McCaw, under which Eagle River provides management and consulting services to us and our board of directors from time to time as requested.

      In consideration of the services to be provided to us under the management support agreement, we granted Eagle River an option to purchase an aggregate of 2,000,000 shares of our class A common stock at an exercise price of $6.13 per share. The option expires on April 4, 2005 and is currently exercisable in full. Additionally, we agreed to reimburse Eagle River for all out-of-pocket costs, plus up to $200,000 per year for all allocable overhead costs reasonably incurred by Eagle River in connection with the performance of its obligations under the management support agreement. We incurred costs of $200,000 plus $107,000 of expenses under this agreement during 2000.

      Messrs. McCaw and Weibling, each a member of our board of directors, are officers of Eagle River and Digital Radio. Mr. Akerson, one of our directors and, in 2000, the Chairman of our board of directors, is a member of Eagle River Investments, an affiliate of Eagle River and Digital Radio.

      B.  Nextel and Motorola. We purchase handsets and accessories and a substantial portion of our digital mobile network equipment from Motorola. Our equipment purchase agreements with Motorola govern our rights and obligations regarding purchases of digital mobile network equipment manufactured by Motorola. We have minimum purchase commitments under these agreements that, if not met, subject us to penalties based on a percentage of the commitment shortfall. We and Motorola have also agreed to warranty and maintenance programs and specified indemnity arrangements. We also pay Motorola for handset service and repair, transmitter and receiver site rent and training and are reimbursed for costs we incur under various marketing and promotional arrangements. We paid Motorola $2.65 billion during 2000 for these goods and services and net amounts payable to Motorola were $401 million at December 31, 2000. Also in 2000, we and Motorola amended the agreements under which we purchase handsets, accessories and digital mobile network equipment from Motorola to reflect changes in our pricing terms.

      In August 2000, Nextel International entered into agreements with Motorola under which Motorola will provide them with digital mobile network equipment and services, including installation, implementation and training. Nextel International and Motorola also agreed to warranty and maintenance programs and specified indemnity arrangements. Like us, Nextel International agreed to provide Motorola with notice of its determination that Motorola’s technology is no longer suited to its needs at least six months before publicly announcing or entering into a contract to purchase an alternate technology from a different vendor. In addition, if Motorola manufactures, or elects to manufacture, the alternate technology that Nextel International elects to deploy, they must give Motorola the opportunity to supply 50% of their infrastructure requirements for the alternate technology for three years. These agreements also contain other minimum purchase commitments that, if not met, subject Nextel International to penalties based on a percentage of the commitment shortfall.

      In December 2000, we entered into a purchase agreement with Motorola under which we will purchase substantially all of the assets used in Motorola’s 900 MHz specialized mobile radio business for a purchase price of $58 million in cash. We made a deposit in December 2000 of $5 million, with the remaining purchase price payable at closing. The purchase price is subject to adjustments depending on the number of channels and customers delivered at closing. The closing of the transaction is contingent upon various conditions including regulatory approval.

      In May 2000, Nextel International purchased all of the equity interests of Motorola International Development Corporation in Nextel International’s Peruvian operating company. At the same time, Nextel International purchased all of Motorola International’s equity interests in McCaw International (Brazil), Ltd., the parent company of Nextel International’s primary Brazilian operating company. Nextel International also purchased three Chilean analog specialized mobile radio companies from Motorola International. Nextel International paid Motorola International $78 million in cash for the acquisitions in Peru, Brazil and Chile. In connection with the purchase of the three Chilean analog specialized mobile radio companies, Nextel International entered into an agreement for Motorola International to manage these companies during a transition period. These services were terminated in September 2000.

      In October 1997, McCaw International (Brazil) and Motorola Credit Corporation entered into an equipment financing agreement under which Motorola Credit provided $125 million in multi-draw term loans to McCaw International (Brazil). Loans made were used to acquire digital mobile network equipment and related services from Motorola. The financing advanced under this agreement was originally repayable in U.S. dollars in semiannual installments over 42 months beginning June 30, 2000. McCaw International (Brazil) and Motorola Credit entered into an amendment to this agreement in February 2001, which permits installments due after that date to be repaid beginning December 31, 2002, with final payment due on June 30, 2005. Amounts advanced under this agreement bear interest at an adjustable rate equal to either the prime rate plus 2.5% or the London Interbank Offered Rate, commonly known as LIBOR, plus 4.625%. As of December 31, 2000, Nextel International had borrowed the entire amount available under this facility, net of scheduled repayments in the amount of $25 million. In 1999, McCaw International (Brazil) notified Motorola Credit of its noncompliance with some of the financial covenants under this agreement. Motorola Credit agreed to waive compliance with those financial covenants on the condition that Nextel International agree to committed capital contributions and the parties enter into an amendment to this agreement during the first quarter of 2000. On March 24, 2000, McCaw International (Brazil) and Motorola Credit entered into this amendment, which, among other things, eliminated the 1999 issues with respect to financial covenant compliance and addressed cure mechanisms for any future financial covenant compliance issues. On April 28, 2000, the financing agreement was amended and restated to, among other things, permit McCaw International (Brazil) to make a final advance under this facility and apply the proceeds to finance the purchase by McCaw International (Brazil) of iDEN equipment and services in Brazil.

      In February 1999, Nextel International entered into an equipment financing facility with Motorola Credit providing for $225 million of secured term loans. On March 22, 2000, Nextel International and Motorola Credit entered into an amendment to this facility. The amendment, among other things, eliminated issues related to financial covenant compliance in the fourth quarter of 1999 and addressed cure mechanisms for any future financial covenant compliance issues. This facility was also amended in July 2000 to permit the issuance of Nextel International’s 12.75% senior serial notes. As of December 31, 2000, the full amount available under this facility had been borrowed. This facility was further amended in February 2001 to, among other things, limit eligible borrowers under the facility to Nextel International’s operating companies in Mexico, Peru and the Philippines. The February 2001 amendment also deferred repayment until December 31, 2002 and extended the maturity to June 30, 2006. Amounts borrowed under this facility were previously payable in eight equal semiannual installments beginning June 30, 2001 and matured December 31, 2004. Borrowings under this facility bear interest at Nextel International’s option at the time an advance is made, at variable rates based upon either the U.S. prime rate or LIBOR.

      In December 1999, Nextel International entered into an agreement with Motorola Credit under which Motorola Credit provided $57 million in incremental term loans to Nextel International. In January 2000, Nextel International borrowed the full $57 million available under this facility to acquire digital mobile network equipment and related services from Motorola. Nextel International and Motorola Credit entered into an amendment to this facility in February 2001 under which amounts borrowed under this facility now mature June 30, 2003. Before this amendment, loans under this facility were scheduled to mature on December 31, 2001. Loans under this facility bear interest at variable rates based upon either the U.S. prime rate or LIBOR.

      Mr. Bane, one of our directors, is an officer of Motorola.

      C.  Nextel and XO Communications. During 2000, we paid $4.5 million to XO Communications for telecommunications services. Mr. Akerson, one of our directors and, during 2000, the Chairman of our board of directors, is Chairman of the board of directors and Chief Executive Officer of XO Communications. Mr. Hoglund, one of our directors during part of 2000, was an officer and a director of XO Communications and Mr. Weibling, one of our directors, is a director of XO Communications. Mr. McCaw, one of our directors, holds rights to shares representing a majority of the voting interests of XO Communications and is a director of XO Communications.

      D.  Nextel and CommScope. During 2000, we paid $13.6 million to CommScope for coaxial cables and related equipment for our antenna sites and had $1.1 million of amounts payable by us to CommScope outstanding at year end. Mr. Drendel, one of our directors, is Chairman of the board of directors and Chief Executive Officer of CommScope.

      E.  Other Transactions. Mr. Shindler, our Chief Financial Officer and one of our Executive Vice Presidents during part of 2000, and presently Chief Executive Officer of Nextel International, received a loan from us in 1996 in the amount of $250,000 bearing interest at a rate of 6% per year that was originally due January 3, 2000. This loan remains outstanding as we agreed to extend the term of this loan until October 2001.

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

(Proposal No. 2)

      A proposal will be presented at the annual meeting to ratify the appointment of the firm of Deloitte & Touche as independent auditors to audit our consolidated financial statements for the fiscal year ending December 31, 2001. Although ratification is not required by law, our board of directors believes that stockholders should be given this opportunity to express their views on the subject. While not binding on our board of directors, the failure of the stockholders to ratify the appointment of Deloitte & Touche as our independent auditors would be considered by the board of directors in determining whether to continue the engagement of Deloitte & Touche. It is expected that representatives of Deloitte & Touche will attend the annual meeting, have the opportunity to make a statement if they desire, and be available to answer appropriate questions.

      The following is a summary of the fees we incurred to Deloitte & Touche during 2000:

Audit Fees

      Deloitte & Touche billed Nextel $2.2 million for professional services for the audit of Nextel’s and Nextel International’s annual financial statements for the fiscal year ended December 31, 2000 and the reviews of the interim financial statements included in our Forms 10-Q filed during the fiscal year ended December 31, 2000.

Financial Information Systems Design and Implementation Fees

      Deloitte & Touche billed Nextel $9.7 million for professional services described in paragraph (c)(4)(ii) of Rule 2-01 of Regulation S-X, which generally are fees for information technology services related to financial information systems, during the fiscal year ended December 31, 2000.

All Other Fees

      Deloitte & Touche billed Nextel $12.3 million for all services to Nextel and Nextel International other than those covered above under “Audit Fees” and “Financial Information Systems Design and Implementation Fees” during the fiscal year ended December 31, 2000.

      The audit committee has considered whether the provision of information technology services and other non-audit services to us by Deloitte & Touche is compatible with maintaining their independence.

Our board of directors recommends a vote “FOR” the proposal to ratify the appointment of Deloitte & Touche as our independent auditors.

ANNUAL REPORT

      The 2000 annual report to stockholders, including financial statements for the year ended December 31, 2000, is being distributed to all our stockholders together with this proxy statement, in satisfaction of the requirements of the Securities and Exchange Commission. Additional copies of this report are available upon request. To obtain additional copies of the 2000 annual report to stockholders, please contact our Investor Relations Department at 703-433-4300.

EXPENSE OF SOLICITATION OF PROXIES

      We will pay the cost of soliciting proxies. In addition to solicitation by mail, solicitations may also be made by telephone, telecopy, via the Internet or in person. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy materials to their principals, and we will reimburse them for their expenses in so doing. Officers and other of our employees, as yet undesignated, may also request the return of proxies by telephone, telecopy, via the Internet or in person.

OTHER BUSINESS

      It is not anticipated that any other matters will be brought before the annual meeting for action. If any other matters properly come before the annual meeting, however, the persons authorized under the proxies may, in the absence of instructions to the contrary, vote or act on these matters in their discretion.

STOCKHOLDER PROPOSALS

      Proposals by stockholders intended to be presented at the 2002 annual meeting must be forwarded in writing and received at our principal executive office at 2001 Edmund Halley Drive, Reston, Virginia 20191 no later than December 14, 2001, directed to the attention of our Corporate Secretary, for consideration for inclusion in our proxy statement for the annual meeting. Moreover, with respect to any proposal by a stockholder not seeking to have a proposal included in our proxy statement but seeking to have a proposal considered at the 2002 annual meeting, if that stockholder fails to notify our Corporate Secretary in the manner set forth above no later than March 3, 2002, then the persons who are appointed as proxies may exercise their discretionary voting authority with respect to that proposal, if the proposal is considered at the 2002 annual meeting, even if stockholders have not been advised of the proposal in the proxy statement for the 2002 annual meeting. Any proposals submitted by stockholders must comply in all respects with the rules and regulations of the Securities and Exchange Commission then in effect and the provisions of our certificate of incorporation, our by-laws and Delaware law.

IMPORTANT

      To assure your representation and a quorum for the transaction of business at the annual meeting, we urge you to please complete, sign, date and return the enclosed proxy card promptly or otherwise vote by using the toll-free number or visiting the website listed on the proxy card.

Annex A

NEXTEL COMMUNICATIONS, INC.

Audit Committee of the Board of Directors Charter

I.  PURPOSE

      The primary function of the Audit Committee (the “Audit Committee” or “Committee”) of the Board of Directors of Nextel Communications, Inc. (the “Company”) is to assist the Board of Directors in fulfilling its oversight responsibilities by overseeing (a) the processes involved in the preparation and review of the financial reports and other information provided to the public; (b) the Company’s systems of internal controls regarding finance, accounting, and legal compliance and ethics that management and the Board have established; and (c) the Company’s auditing, accounting and financial reporting processes generally. Consistent with this function, the Committee should encourage continuous improvement of, and should foster adherence to, the Company’s policies, procedures and practices at all levels.

      The Committee’s primary duties and assigned roles are to:

•	Serve as an independent and objective party to monitor the Company’s financial reporting processes and related internal control systems.

•	Oversee and appraise the audit efforts of the Company’s outside auditors and internal auditing department.

•	Supervise the establishment, implementation, and operation of the Company’s Corporate Compliance Program.

•	Provide an open avenue of communication among the outside auditors, accountants, financial and senior management, the internal auditing department, the corporate compliance department and the Board of Directors.

      The outside auditors are ultimately accountable to the Board of Directors and the Audit Committee, as representatives of the shareholders. While the Committee has the powers and responsibilities set forth in this Charter and the Company’s Restated Certificate of Incorporation and Bylaws, it is not the responsibility of the Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate or are in compliance with generally accepted accounting principles. These matters and tasks are the responsibility of the Company’s management and the outside auditors. Likewise, it is the responsibility of the Company’s management and/or the outside auditors to bring appropriate matters to the attention of the Committee, and to keep the Committee informed of matters which the Company’s management or the outside auditors believe require attention, correction or other actions, the bases therefor and other relevant considerations.

      To the fullest extent permissible under applicable law, each member of the Committee is entitled to rely in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Committee by any of the Company’s officers, employees, or committees, or any other person as to matters the member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company.

II.  ORGANIZATION

      The Audit Committee shall be composed of three or more directors who are independent of the management of the Company (as established pursuant to the relevant guidelines promulgated by the National Association of Securities Dealers, Inc., and set forth in Rules 4200(a)(15) and 4310(c)(26) of the NASD Manual) and are free of any relationship that, in the opinion of the Board of Directors, would interfere with their exercise of independent judgment as a Committee member. The members of the Audit Committee shall be appointed annually by the Board of Directors. All members of the Committee shall have a working familiarity with basic finance and accounting principles and practices, and at least one member of the Committee shall have accounting or related financial management expertise. The Board shall appoint one of the members of the Audit Committee as the Chairman.

III.  MEETINGS

      The Audit Committee shall meet at least four times annually, or more frequently as circumstances dictate. The Chairman shall be responsible for leadership of the Committee, including preparing the agenda, presiding over the meetings, making committee assignments and reporting for the Committee to the Board of Directors. The Committee may request any officer or employee of the Company or the Company’s outside legal counsel or outside auditors to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee. The Committee may meet with management, the internal audit staff, the outside auditors and others in separate private sessions to discuss any matter that the Committee, management, the internal audit staff, the outside auditors or such other persons believe should be discussed privately.

IV.  RESPONSIBILITIES AND DUTIES

      In furtherance of its responsibilities, the Audit Committee believes its policies and procedures should remain flexible, in order to best react to changing conditions and to ensure to the directors and stockholders that the corporate accounting and reporting practices of the Company are in accordance with all applicable requirements and are of the highest quality.

      In carrying out these responsibilities, the Audit Committee will:

      1.  Review and, to the extent the Committee determines it to be necessary or advisable, update annually the Committee’s Charter.

      2.  Recommend to the Board of Directors the outside auditors to be retained by the Company, approve the compensation of the outside auditors relating to the review and report (as appropriate) of the Company’s quarterly and annual consolidated financial statements, and review and approve the discharge of the outside auditors.

      3.  Confirm and assure the independence of the internal auditors and outside auditors by taking, or recommending that the Board of Directors take, appropriate action to oversee the independence of the outside auditors, including:

(a) periodically reviewing management consulting services, information technology services, and other non-audit services, and the respective related fees, provided by and to the outside auditors, as disclosed by the Company’s management and the outside auditors to the Audit Committee;

(b) ensuring its receipt from the outside auditors of a formal written statement delineating all relationships between the outside auditors and the Company, consistent with Independence Standards Board Standard 1; and

(c) actively engaging in a dialogue with the outside auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the outside auditors.

      4.  Inquire of management, internal audit staff, and the outside auditors about significant risks or exposures and assess the steps management has taken to minimize such risks and exposures to the Company.

      5.  Review with the outside auditors their plans for, and the scope of, their annual audit and other examinations of the Company’s quarterly, annual and other financial information.

      6.  Review with internal audit staff and the outside auditors the coordination of audit efforts to assure completeness of coverage, reduction of redundant efforts, and the effective use of internal and external audit resources.

      7.  Review and evaluate the effectiveness of the Company’s processes for assessing significant risks or exposures and the steps management has taken to minimize such risks and exposures to the Company.

      8.  Consider and review with the outside auditors and internal audit staff:

(a) The adequacy of the Company’s internal controls including computerized information system controls and security.

(b) Any related significant findings and recommendations of the independent auditors and internal audit staff together with management’s responses thereto.

      9.  Review with management and the outside auditors at the completion of the annual examination:

(a) The Company’s annual financial statements and related footnotes.

(b) The outside auditors’ audit of the financial statements and report thereon.

(c) Any significant changes required in the outside auditors’ audit plan.

(d) Any serious difficulties or disputes with management encountered during the course of the audit.

(e) Other matters related to the conduct of the audit which are to be communicated to the Committee under generally accepted auditing standards.

      10.  Assess internal processes for determining and managing key financial statement risk areas.

      11.  Consider the outside auditors’ judgments about the quality and appropriateness of the Company’s accounting principles as applied in its financial reporting.

      12.  Consider and review with management and internal audit staff:

(a) Significant findings during the year and management’s responses thereto.

(b) Any difficulties encountered in the course of internal audit activities, including any restrictions on the scope of their work or access to required information.

(c) Any changes required in the planned scope of the internal audit plan.

(d) The internal auditing department budget and staffing.

(e) The internal auditing department charter.

      13.  Oversee the structure and operation of the systems and processes that generate information for filings with the SEC and other published documents containing the Company’s financial statements and consider whether those systems and processes are adequate.

      14.  Review with management and the outside auditors any material issues brought to the attention of the Committee by the outside auditors or internal audit staff regarding the interim financial reports before each is filed with the SEC.

      15.  Review policies and procedures with respect to officers’ expense accounts and perquisites, including their use of corporate assets, and consider the results of any review of these areas by the internal audit staff or outside auditors.

      16.  Review with internal audit staff and the outside auditors the results of their review of the Company’s monitoring and enforcement activities to assure compliance with the Company’s code of conduct.

      17.  Review legal and regulatory matters that may have a material impact on the financial statements, related Company compliance policies, and programs and reports received from regulators.

      18.  As circumstances dictate, meet with internal audit staff, the outside auditors, and management in separate executive sessions to discuss any matters that the Committee or these groups believe should be discussed privately with the Audit Committee.

      19.  Report Committee actions to the Board of Directors with such recommendations as the Committee may deem appropriate.

      20.  Conduct or authorize investigations into any matters within the Committee’s scope of responsibilities. The Committee shall be empowered to retain independent counsel, accountants, or others to assist it in the conduct of any investigation.

      21.  Retain, at such times and on such terms as the Committee determines in its sole discretion and at the Company’s expense, special legal, accounting or other consultants to advise and assist it in complying with its responsibilities set forth herein.

      22.  Perform such other functions assigned by law, the Company’s Restated Certificate of Incorporation or Bylaws, or by the Board of Directors.

      23.  Coordinate with the Audit Committee of Nextel International, Inc. in connection with the preparation of the Company’s consolidated quarterly and annual financial statements and obtain appropriate input from such Committee concerning any matters pertaining to Nextel International’s financial statements, risks, exposures or other pertinent information that should be addressed in the context of the preparation and review of the Company’s periodic financial statements and SEC and other filings.

      It is acknowledged that all of the above listed tasks and focus areas may not be relevant to all of the matters and tasks that the Committee may consider and act upon from time to time, and the members of the Committee in their judgment may determine the relevance thereof and the attention such items will receive in any particular context.

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                             NEXTEL COMMUNICATIONS, INC.
                     ANNUAL MEETING OF STOCKHOLDERS, MAY 25, 2000
P                PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
R
O      This proxy is solicited on behalf of the Board of Directors for use at
X      the Annual Meeting of Stockholders. The undersigned hereby appoints
Y      Thomas J. Sidman and Christie A. Hill, and each of them, as Proxies, each with the power to appoint his or her substitutes, and hereby authorizes them to represent and to vote, as designated below and in accordance with their judgment upon any other matter properly presented, all the shares of Class A Common Stock, par value $0.001 per share (the "Class A Common
       Stock"), of Nextel Communications, Inc. (the "Company") held of record by the undersigned at the close of business on March 31, 2000, at the
       Annual Meeting of Stockholders to be held on May 25, 2000 or any adjournment or postponement thereof.

       THE BOARD OF DIRECTORS RECOMMENDS THE FOLLOWING VOTE:

       1. FOR the election of the nominees named herein as directors of the
          Company

       2. FOR the amendment to the Company's Certificate of Incorporation increasing the authorized number of shares of capital stock from
          613,883,948 to 2,233,883,948

       3. FOR approval of the Company's Amended and Restated Incentive Equity
          Plan which would increase the number of shares issuable under the plan from 45,000,000 to 90,000,000 shares of Class A Common Stock

       4. FOR ratification of the appointment of Deloitte & Touche LLP as the
          Company's independent auditors for the fiscal year 2000.

       Should any nominee decline or be unable to accept such nomination to serve as a director, an event that the Company does not currently anticipate, the persons named in the enclosed proxy reserve the right, in their discretion, to vote for a lesser number of or for substitute nominees designated by the Board of Directors.

                PLEASE MARK, SIGN, DATE AND RETURN THIS FORM PROMPTLY
                              IN THE ENCLOSED ENVELOPE.

                                                                     -----------
                                                                     SEE REVERSE
                                                                        SIDE
                                                                     -----------

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                             /\ FOLD AND DETACH HERE /\

[X] Please make your                                                      [9409
    votes as in this
    example.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR all four proposals.

----------------------------------------------------------------------------
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1. Election of          FOR  WITHHELD
   Directors to serve   [ ]    [ ]     Nominees: 01. William E. Conway, Jr.
   until the 2003                                02. Morgan E. O'Brien
   Annual Meeting of                             03. William A. Hoglund
   Shareholders.                                     (Class A Preferred)

Except, for votes withheld from the following nominees:

   ----------------------------------
----------------------------------------------------------------------------

                                    FOR AGAINST WITHHELD
2. Amendment to the Company's       [ ]   [ ]      [ ]
   Certificate of Incorporation
   increasing the authorized number
   of shares of capital stock from
   613,883,948 to 2,233,883,948.

3. Approval of the Company's        [ ]   [ ]      [ ]
   Amended and Restated Incentive
   Equity Plan which would
   increase the number of shares
   issuable under the plan from
   45,000,000 to 90,000,000 shares
   of Class A Common Stock.

4. Ratification of the appointment  [ ]   [ ]      [ ]
   of Deloitte & Touche LLP
   as the Company's independent
   auditors for fiscal year 2000.
----------------------------------------------------------------------------
     Please indicate by a check mark whether you plan [ ]
     to attend the Annual Meeting of Stockholders.
----------------------------------------------------------------------------
Please sign your name below. When shares are held by joint
tenants, both should sign. When signing as attorney,
executor, administrator, trustee or guardian, please give
the full title or capacity. If a corporation, please sign
in corporate name by an authorized officer and give title.
If a partnership, please sign in partnership name by an
authorized person.

----------------------------------------------------------------------------
                   PRINT NAME OF STOCKHOLDER

----------------------------------------------------------------------------
      SIGNATURES(S)                           DATE
----------------------------------------------------------------------------
                          - FOLD AND DETACH HERE -

                                     NEXTEL
                         PROXY VOTING INSTRUCTION CARD

Your vote is important. Casting your vote in one of the three ways described on this instruction card votes all common shares of Nextel Communications, Inc.
that you are entitled to vote.

Please consider the issues discussed in the proxy statement and cast your vote by:

     [COMPUTER      - Accessing the World Wide Web site
      GRAPHIC]        http://www.eproxyvote.com/nxtl to vote via the Internet.

     [TELEPHONE     - Using a touch-tone telephone to vote by phone toll free
      GRAPHIC]        from the U.S. or Canada. Simply dial 1-877-779-8683 and
                      follow the instructions. When you are finished voting,
                      your vote will be confirmed and the call will end.

     [ENVELOPE      - Completing, dating, signing and mailing the proxy card in
      GRAPHIC]        the postage-paid envelope included with the proxy
                      statement or sending it to Nextel Communications, Inc.,
                      c/o First Chicago Trust Company a Division of EquiServe,
                      P.O. Box 8226, Edison, New Jersey 08818-9081.

You can vote by phone or via the Internet anytime prior to May 24, 2000. You will need the control number printed at the top of this instruction card to vote by phone or via the Internet. If you do so, you do not need to mail in your proxy card.